Exhibit 10.17

Scott Strazik Chief Executive Officer GE Vernova

To: Vic Abate	April 3, 2024
Dear Vic,
We are pleased to offer you the position of Chief Executive Officer for the Wind Segment in GE Vernova (the “Company”), effective April 4, 2024 (your “start date”). This position will be based in Pensacola, FL, and you will report to me directly. The details of our offer are noted below:

Term:	Your employment will be for a term of 12 months.

Salary:	$900,000 (US dollars) paid bi-weekly
Annual Executive Incentive Plan (“AEIP”):
Your AEIP target is 100% of your base salary as of December 31st each plan year. Payments are made in the Company’s discretion and are generally based on Company and business financial performance; individual performance; and other non-financial metrics, such as safety. For the performance year 2024, any bonus earn will be pro rated based on your employment start date.

Long-Term Incentive Plan (“LTIP”):	The grant value of your annual equity award will be $2,500,000 (US dollars). LTIP awards are typically granted in March each year (except 2024 which will be in Q2 2024), with the award type and terms determined by the Compensation Committee of the Board of Directors. All LTIP awards will be governed by the terms and conditions consistent with awards made to other similarly situated officers of the Company.
Benefits:	You will also be eligible to participate in the Company’s benefit plans, such as health and wellness benefits and the retirement savings plan.
All compensation hereunder is subject to the approval of the Compensation Committee of the Board of Directors, which is expected to be in April 2024. All aspects of these and other benefits will be governed by the terms of the applicable plan or program.
Restrictive Covenants. As a condition of your employment, you agree to sign and abide by the company’s standard non-solicitation agreement which will be provided to you in connection with the on-boarding process.

(A) Non-solicitation of employees
You will not either during your employment or for a period of 12 months after leaving the Company's employment unless approved in advance by the Company:
a. whether on your own account or on behalf of or in conjunction with any person (directly or indirectly) solicit or encourage any person who is an employee of the Company and with whom you had material dealings during the two years before leaving the Company's employment and who is Lead

Scott Strazik Chief Executive Officer GE Vernova
Professional Band or above to terminate his or her employment or accept any other employment outside the Company;
b. directly hire any such employee, or recommend or cause any such employee to be hired by an entity for which you work or with which you are otherwise associated or in which you own more than a 1% ownership interest; and/or
c. without prejudice to your obligations of confidentiality to the Company, provide any non-public information regarding any such employee, including but not limited to compensation data, performance evaluations, skill sets or qualifications to any person in connection with any engagement outside the Company, including but not limited to, recruiters and prospective clients/employers.
(B) Non-compete
You agree that you will not either during your employment or for a period of 12 months after the termination of your employment, be a principal, agent or employee of or provide services to any business which is carried on anywhere globally and which is competitive or is likely to be competitive with the business of the Company in which you were actively involved during the two years before leaving the Company’s employment and which is carried on at your leaving date.
If the Company exercises its right to suspend you from the performance of your duties during any period of garden leave immediately prior to the termination of your employment, the period of restriction specified in this clause shall be reduced by the period of any such garden leave.
(C) Non-solicitation of and non-dealing with customers and clients
You agree that you will not either during your employment or for a period of 12 months after leaving the Company's employment, whether on your own account or on behalf of or in conjunction with any other person, canvass or solicit business from or have business dealings with any person who has been a customer, contractor or client or a prospective customer, contractor or client of the Company or and with whom you were actively involved during the two years prior to your departure from the Company, for the purpose of providing products or services of a similar type to those of the Company in which you were actively involved during that two year period and which continue to be provided at the date on which your employment terminates.
(C) The covenants in this clause are entered into for the benefit of the Company itself and as trustee for each covered GE Vernova company.
(D) If any of the restrictions above is void but would be valid if some part of the restriction were deleted, the restriction in question applies with such modification as may be necessary to make it valid.
(E) You acknowledge that your position with the Company gives you access to and the benefit of confidential information which is important to the continuing business of the Company and influence over those clients, customers, business partners e.g. agents, and employees with whom you are in contact and you acknowledge and agree that the provisions of this clause are reasonable in their application to you and necessary but no more than sufficient to protect the legitimate business interests of the Company.

Scott Strazik Chief Executive Officer GE Vernova
Confidentiality. You acknowledge that you will have access to and become acquainted with proprietary and confidential information, which may include trade secrets, regarding the Company, its affiliates and its customers that constitutes a valuable asset of the Company and that is not available to the public. You agree that you will not use or disclose that confidential information, either during or after the termination of your employment, for any reason other than in the performance of your job and for the benefit of the Company and its affiliates. You further agree that you will sign the company’s Employee Invention and Proprietary Information Agreement as part of the on-boarding process and will abide by the terms of that Agreement.
Please note, this offer is contingent upon your agreement to the conditions of employment described in the company's "Acknowledgement of Conditions of Employment". Your acknowledgment of this document and all required documentation will be collected electronically through the GE Hire onboarding tool. More information on how to access this tool will be provided shortly. Nothing in this letter is a guarantee of employment for any fixed period or changes your at-will employment status with the company or its affiliate.

Vic, we are incredibly excited about the prospect of your joining our team. We look forward to your acceptance of this offer and response by email.
If you have any questions, please feel free to contact me.

Sincerely,
/s/ Scott Strazik
Scott Strazik

Please signify your acceptance of this offer letter:

/s/ Victor R. Abate        4/3/2024
Signature        Date